EXHIBIT 99.1

Assurant Reports First Quarter 2016 Financial Results

1Q 2016 Net Operating Income of $100.1 million, $1.52 per diluted share

1Q 2016 Net Income of $220.3 million, $3.34 per diluted share

•	11.2 percent annualized operating ROE, excluding AOCI[1]; 19.4 percent annualized GAAP ROE

•	$291 million returned to shareholders in share repurchases and dividends in 1Q 2016

•	$450 million in corporate capital at quarter-end

NEW YORK, April 26, 2016—Assurant, Inc. (NYSE: AIZ), a premier provider of specialty protection products and related services, today reported results for first quarter ended March 31, 2016.

“In the first quarter, we continued to make significant progress in our multi-year transformation as demonstrated by the organic growth in our fee-based, capital-light businesses and increased operating efficiencies,” said Alan B. Colberg, president and CEO of Assurant. “Despite the decline in earnings for the quarter, results were solid and exceeded our expectations. Looking forward, we remain focused on serving our customers while creating value for our shareholders through growth in our businesses, operating efficiencies and disciplined capital management.”

Reconciliation of Net Operating Income to Net Income

Beginning in first quarter 2016, Assurant is revising its financial supplement and corresponding news release to reflect the company’s ongoing multi-year, transformation to focus on specialty housing and lifestyle protection products and services. Assurant Health runoff operations, Assurant Employee Benefits, which was sold on March 1, 2016, and amortization of deferred gains on disposal of businesses have been removed from net operating income. Prior period amounts have been revised to conform to the updated presentation as reflected in the following table. In addition, the company has updated revenue categories for Assurant Solutions and Assurant Specialty Property to align with its key business lines as well as risk-based and fee-based, capital-light models.

(UNAUDITED)	1Q	1Q
(dollars in millions, net of tax)	2016	2015
Assurant Solutions	$47.1	$54.4
Assurant Specialty Property	76.4	75.1
Corporate and other	(14.0)	(4.1)
Interest expense	(9.4)	(8.9)

Net operating income	100.1	116.5

Adjustments:
Assurant Health runoff operations	(27.2)	(84.0)
Assurant Employee Benefits	10.5	10.1
Net realized gains on investments	105.2	2.6
Amortization of deferred gains on disposal of businesses	30.9	2.1
Other adjustments	0.8	2.7

Net income	$220.3	$50.0

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last four quarters appears on page 19 of the company’s Financial Supplement, and is located in the Investor Relations section of www.assurant.com.

First Quarter 2016 Consolidated Results

•	Net operating income[2] decreased to $100.1 million, or $1.52 per diluted share, compared to first quarter 2015 net operating income of $116.5 million, or $1.65 per diluted share. Results primarily reflect higher tax expense and employee-related benefit costs at Corporate, compared to first quarter 2015, as well as lower contributions from mobile business and North American retail clients. Results in the quarter include $9.4 million of reportable catastrophe losses at Assurant Specialty Property, compared to $3.4 million in first quarter 2015.

Excluding catastrophe losses, net operating income for first quarter 2016 decreased to $109.5 million, compared to $119.9 million in the prior year period, reflecting the factors noted above.

•	Net income increased to $220.3 million, or $3.34 per diluted share, compared to first quarter 2015 net income of $50.0 million, or $0.71 per diluted share, primarily due to a $102.5 million increase in net realized gains on investments related to the transfer of assets and other items associated with the sale of Assurant Employee Benefits. Results also reflect the ongoing wind down of Assurant Health operations.

•	Net earned premiums, fees and other income were $1.55 billion, compared to $1.54 billion in first quarter 2015. Growth in global mobile offerings in Assurant Solutions’ Connected Living business and in multi-family housing and mortgage solutions at Assurant Specialty Property more than offset declines in lender-placed insurance. Fee-based and capital-light offerings accounted for 52 percent of total, compared to 48 percent in first quarter of 2015.

Housing and Lifestyle Businesses

Assurant Solutions

(in millions)	1Q16	1Q15	% Change
Net operating income	$47.1	$54.4	(13)%
Net earned premiums, fees and other	$977.0	$927.5	5%

•	Net operating income decreased in first quarter 2016, primarily due to the previously disclosed loss of a tablet program and lower contributions from North American retail clients in Connected Living. A $3.9 million net adjustment related to reserves and the amortization of deferred acquisition costs for an older block of preneed policies also lowered results.

•	Net earned premiums, fees and other income increased in first quarter 2016, compared to the prior year period, reflecting global growth in mobile covered devices as well as expansion of the vehicle protection business. Foreign exchange volatility and the loss of the tablet program partially offset the improvement.

Assurant Specialty Property

(in millions)	1Q16	1Q15	% Change
Net operating income	$76.4	$75.1	2%
Net earned premiums, fees and other	$577.4	$612.7	(6)%

•	Net operating income increased slightly in first quarter due to lower expenses and non-catastrophe losses as well as reduced reinsurance costs. Ongoing normalization of the lender-placed insurance business including the previously disclosed loss of business partially offset the improvement. Results in the quarter reflect $9.4 million of reportable catastrophe losses, compared to $3.4 million in first quarter 2015.

•	Net earned premiums, fees and other income decreased in the quarter. Growth in mortgage solutions and multi-family housing businesses partially offset the decline from the ongoing normalization of the lender-placed insurance business, including the previously disclosed loss of business.

•	Combined ratio for risk-based businesses(a) was 80.7 percent, compared to 82.1 percent in first quarter 2015. Results reflect improved non-catastrophe loss experience due to a reduction in the frequency and severity of claims and savings from cost efficiency efforts, partially offset by lower lender-placed insurance premiums.

•	Pre-tax margin for fee-based, capital-light businesses(b) was 11.0 percent, compared to 4.8 percent in first quarter 2015, due to growth from new and existing clients in the multi-family and mortgage solutions businesses.

(a)	Combined ratio for the risk-based businesses is equal to total benefits, losses and expenses, including reportable catastrophe losses, divided by net earned premiums and fees and other income, for lender-placed and manufactured housing and other businesses.
(b)	Pre-tax margin for the fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other, for multi-family housing and mortgage solutions businesses.

Corporate & Other

(in millions)	1Q16	1Q15	% Change
Net operating loss	$(14.0)	$(4.1)	247%

•	Net operating loss increased in first quarter 2016, reflecting higher tax expense and employee-related benefit costs. First quarter 2015 benefited from a tax consolidating adjustment that reversed during 2015.

Assurant Health Runoff Operations

Following the decision to exit the health insurance business in 2015, the company began to wind down operations and expects to be substantially out of the health insurance market by the end of 2016.

•	Net loss of $27.2 million, reflecting $9.5 million after-tax of severance costs as well as indirect expenses not included in the previously established premium deficiency reserves.

•	ACA risk-mitigation payments received from the Centers for Medicare and Medicaid Services as of March 31, 2016 for 2015 ACA-qualified policies totaled $28.6 million. As of March 31, 2016, estimated recoverables for 2015 ACA-qualified policies totaled $486.5 million, reflecting $221.5 million from the risk-adjustment program and $265.0 million from the reinsurance program. The company did not record any net recoverables for the 2015 risk-corridors program.

Capital Position

•	Corporate capital approximated $450 million as of March 31, 2016, including $250 million of new short-term financing to fund quarterly share repurchase activity in advance of receiving dividends from the Assurant Employee Benefits proceeds. Adjusting for the company’s $250 million risk buffer, deployable capital totaled $200 million.

Share repurchases and dividends totaled $290.9 million in first quarter 2016. Dividends to shareholders totaled $32.4 million, and Assurant repurchased approximately 3.4 million shares of common stock for $258.5 million. Through April 22, 2016, the company repurchased an additional 807,000 shares for approximately $64.0 million, with $629.8 million remaining in the current repurchase authorization.

During the quarter, segment dividends paid to the holding company totaled $120 million. This includes $65 million of dividends from Assurant Health with the balance from Assurant Solutions and Assurant Specialty Property.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.3 billion at March 31, 2016, down $66.0 million since Dec. 31, 2015, reflecting the sale of Assurant Employee Benefits.

•	Annualized operating ROE, excluding AOCI,[1] was 11.2 percent for the quarter (also excludes Assurant Health runoff operations and Assurant Employee Benefits), compared to full-year operating ROE, excluding AOCI, of 11.5 percent in 2015.

Annualized operating ROE, excluding AOCI and reportable catastrophe losses,3 was 12.3 percent for the quarter compared to 12.0 percent for full-year 2015.

•	Total assets, as of March 31, 2016 were approximately $30.3 billion.

•	Ratio of debt to total capital, excluding AOCI,[4] increased to 24.6 percent as of March 31, 2016 from 20.9 percent as of Dec. 31, 2015 reflecting an additional $250 million short-term loan to be repaid upon receipt of dividends from the sale of Assurant Employee Benefits.

Company Outlook

Based on current market conditions, for full-year 2016, the company expects:

•	Assurant Solutions’ net earned premiums and fees and net operating income to increase from 2015 levels. Overall results expected to improve in the second half of the year driven by new mobile programs, improved international profitability and expense initiatives. Results to be affected by foreign exchange volatility, lower service contract revenue from legacy North American retail clients and continued declines in credit insurance.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2015 levels. Results to be affected by the ongoing normalization of lender-placed insurance business partially offset by increased efficiencies and expense savings initiatives. Multi-family housing and mortgage solutions businesses to expand via market share gains. Overall results to be affected by catastrophe losses.

•	Corporate & Other full-year net operating loss to approximate $70 million. Expense savings actions to offset residual expenses associated with Assurant Employee Benefits and Assurant Health.

•	Capital to be deployed through a combination of share repurchases, common stock dividends, reinvestments in the business and acquisitions in Housing and Lifestyle, subject to market conditions and other factors. Business segment dividends from Assurant Solutions and Assurant Specialty Property to approximate segment net operating income, subject to the growth of the businesses, rating agency and regulatory capital requirements. Sale of Assurant Employee Benefits on March 1, 2016 provided approximately $1 billion of net proceeds, including capital releases.

Based on current market conditions, for full-year 2016, the company expects in regards to runoff operations:

•	Assurant Health to substantially complete the process to exit the health insurance market in 2016. During the remainder of the wind down, the company to incur up to $20 million to $30 million pre-tax of additional exit-related charges, as well as certain overhead expenses that are excluded from the premium deficiency reserve accrual. Assurant Health dividends expected to approximate $475 million for full-year, of which $65 million was received in first quarter 2016, subject to ultimate development of claims, actual expenses needed to wind down operations, recoveries from ACA-risk mitigation payments and regulatory approval.

Earnings Conference Call

•	The first quarter 2016 earnings conference call and webcast to be held on Wednesday, April 27, 2016 at 8:00 a.m. ET. The live and archived webcast along with supplemental information will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. With approximately $30 billion in assets and $8 billion in annual revenue, Assurant is located in 15 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, fines, penalties or other expenses;

(ii)	loss of significant client relationships or business, distribution sources or contracts and reliance on a few clients;

(iii)	potential variations between the final risk adjustment amount and reinsurance amounts, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the company’s estimate;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;

(v)	inability to execute strategic plans related to acquisitions, dispositions or new ventures;

(vi)	failure to adequately predict or manage benefits, claims and other costs;

(vii)	inadequacy of reserves established for future claims;

(viii)	current or new laws and regulations that could increase our costs and decrease our revenues;

(ix)	significant competitive pressures in our businesses;

(x)	failure to attract and retain sales representatives, key managers, agents or brokers;

(xi)	losses due to natural or man-made catastrophes;

(xii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(xiii)	deterioration in our market capitalization compared to its book value that could result in an impairment of goodwill;

(xiv)	risks related to our international operations, including fluctuations in exchange rates;

(xv)	data breaches compromising client information and privacy;

(xvi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xvii)	cyber security threats and cyber attacks;

(xviii)	failure to effectively maintain and modernize our information systems;

(xix)	uncertain tax positions and unexpected tax liabilities;

(xx)	risks related to outsourcing activities;

(xxi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxiv)	inability of reinsurers to meet their obligations;

(xxv)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2015 Annual Report on Form 10-K, as filed with the SEC, and our upcoming First Quarter Report on Form 10-Q.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses operating return on equity (“Operating ROE”), excluding accumulated other comprehensive income (“AOCI”), as an important measure of the company’s operating performance. Operating ROE, excluding AOCI, equals net operating income (defined below) for the periods presented divided by average stockholders’ equity, excluding AOCI, for the year to date period. The company believes Operating ROE provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which was sold on March 1, 2016. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company. The comparable GAAP measure would be GAAP return on equity (“GAAP ROE”), defined as net income, for the periods presented, divided by average stockholders’ equity for the year to date period.

	1Q 2016	12 Months 2015
Annual operating return on average equity	11.2%	11.5%
Assurant Health runoff operations	(3.0)%	(10.6)%
Assurant Employee Benefits	1.2%	1.4%
Net realized gains on investments	11.8%	0.6%
Amortization of deferred gains on disposal of businesses	3.5%	0.2%
Other adjustments:
Gain on divested business	—	0.3%
Change in tax liabilities	—	0.5%
Payment received related to previous sale of subsidiary	—	0.3%
Gain related to benefit plan activity	2.1%	—
Amount related to the sale of AEB	(1.9)%	—
Change in derivative investment	(0.1)%	(0.1)%
Change due to effect of including AOCI	(5.4)%	(1.2)%

Annual GAAP return on average equity	19.4%	2.9%

(2)	Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, Assurant Employee Benefits, net realized gains (losses) on investments, amortization of deferred gains on disposal of businesses and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which was sold on March 1, 2016. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company.

(3)	Assurant uses Operating ROE, excluding AOCI (defined above) and reportable catastrophe losses, as another important measure of the company’s operating performance. The company believes Operating ROE excluding AOCI and reportable catastrophe losses provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of reportable catastrophe losses, which can be volatile. The comparable GAAP measure would be GAAP ROE.

	1Q 2016	12 Months 2015
Annual operating return on average equity, excluding AOCI and reportable catastrophe losses	12.3%	12.0%
Assurant Health runoff operations	(3.0)%	(10.6)%
Assurant Employee Benefits	1.2%	1.4%
Net realized gains on investments	11.8%	0.6%
Amortization of deferred gains on disposal of businesses	3.5%	0.2%
Reportable catastrophe losses	(1.1)%	(0.5)%
Other adjustments:
Gain on divested business	—	0.3%
Change in tax liabilities	—	0.5%
Payment received related to previous sale of subsidiary	—	0.3%
Gain related to benefit plan activity	2.1%	—
Amount related to the sale of AEB	(1.9)%	—
Change in derivative investment	(0.1)%	(0.1)%
Change due to effect of including AOCI	(5.4)%	(1.2)%

Annual GAAP return on average equity	19.4%	2.9%

(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity, excluding AOCI. The company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which are highly variable and do not represent the ongoing operations of the company, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital.

	1Q 2016	4Q 2015
Debt to total capital ratio (excluding AOCI)	24.6%	20.9%
Change due to effect of including AOCI	(0.9)%	(0.4)%

Debt to total capital ratio	23.7%	20.5%

A summary of net operating income disclosed items is included on page 19 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three Months Ended March 31, 2016 and 2015

	1Q
	2016	2015
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums	$1,415,238	$2,159,562
Fees and other income	357,690	279,562
Net investment income	135,707	152,273
Net realized gains on investments	161,718	3,955
Gain on pension plan curtailment	29,578	—
Amortization of deferred gains on disposal of businesses	47,596	3,258

Total revenues	2,147,527	2,598,610

Benefits, losses and expenses
Policyholder benefits	543,816	1,210,727
Selling, underwriting, general and administrative expenses	1,251,701	1,290,912
Interest expense	14,503	13,778

Total benefits, losses and expenses	1,810,020	2,515,417

Income before provision for income taxes	337,507	83,193
Provision for income taxes	117,189	33,149

Net income	$220,318	$50,044

Net income per share:
Basic	$3.38	$0.72
Diluted	$3.34	$0.71

Dividends per share	$0.50	$0.27

Share data:
Basic weighted average shares outstanding	65,086,935	69,770,224

Diluted weighted average shares outstanding	65,920,546	70,757,549

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At March 31, 2016 and Dec. 31, 2015

	March 31,	December 31,
	2016	2015
	(in thousands)

Assets
Investments and cash and cash equivalents	$13,485,925	$14,283,077
Reinsurance recoverables	8,689,823	7,470,403
Deferred acquisition costs	3,079,611	3,150,934
Goodwill	839,766	833,512
Assets held in separate accounts	1,719,454	1,798,104
Other assets	2,472,616	2,500,372

Total assets	$30,287,195	$30,036,402

Liabilities
Policyholder benefits and claims payable	$13,064,929	13,363,413
Unearned premiums	6,308,939	6,423,720
Debt	1,414,704	1,164,656
Liabilities related to separate accounts	1,719,454	1,798,104
Deferred gain on disposal of businesses	564,122	92,327
Accounts payable and other liabilities	2,650,402	2,670,215

Total liabilities	25,722,550	25,512,435

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,339,405	4,405,418
Accumulated other comprehensive income	225,240	118,549

Total stockholders’ equity	4,564,645	4,523,967

Total liabilities and stockholders’ equity	$30,287,195	$30,036,402